Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Janus Henderson Group plc (the “company” or “JHG”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): ordinary shares, $1.50 per share par value. The following summary of the material terms of JHG’s ordinary shares is based upon the company’s Amended Memorandum of Association and Amended Articles of Association, and the material provisions of the laws of Jersey, Channel Islands. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of JHG’s Amended Memorandum of Association and Amended Articles of Association, which are filed as exhibits to the company’s Annual Report on Form 10-K, of which this Exhibit 4.1 is a part, and are incorporated by reference herein. We encourage you to read JHG’s Amended Memorandum of Association and Amended Articles of Association and the material provisions of the laws of Jersey, Channel Islands for more information.

DESCRIPTION OF CAPITAL STOCK

Share Capital

The authorized share capital of JHG is $720,000,000, divided into 480,000,000 shares of $1.50 each. As of February 21, 2023, there were 165,657,905 ordinary shares issued and outstanding.

Voting Rights

At a general meeting, subject to any rights or restrictions attached to any shares:

•	on a show of hands every member and every duly appointed proxy present has one vote; and

•	on a poll every member present in person or represented by proxy shall have one vote for every ordinary share of which he is the holder.

If any sum remains unpaid in relation to any JHG shareholder's holding, that shareholder is not entitled to vote in relation to that holding until such sum is paid.

Neither the laws of Jersey, Channel Islands, nor the Amended Articles of Association impose any limitation on the rights of non-U.K. residents or foreign shareholders to own JHG ordinary shares, including the rights to hold or exercise voting rights on the JHG ordinary shares.

Dividends

JHG may by ordinary resolution declare dividends to be paid to its shareholders, but no dividend shall exceed the amount recommended by the JHG board. The JHG board may also pay interim dividends if the JHG board believes that they are justified by the profits or the cash flow position of JHG.

JHG may also, by ordinary resolution and on the recommendation of the JHG board, direct that a dividend will be satisfied wholly or partly by the distribution of assets, including paid up shares or debentures of another company.

Unless the share rights provide otherwise, all dividends must be apportioned and paid pro rata according to the amounts paid on the shares during any portion of the period in respect of which the dividend is paid.

Under the Jersey Companies Law, dividends may be paid from any source (other than from nominal capital account and capital redemption reserve), subject to a requirement for the directors who are to authorize the payment of any dividend to make a statutory solvency statement.

The JHG board may, if authorized by an ordinary resolution, offer any holder of shares the right to elect to receive, in lieu of a dividend, an allotment of new ordinary shares, credited as fully paid.

No dividend or other monies payable on or in respect of a share shall bear interest as against JHG.

Any dividend unclaimed for 12 years from the date on which it was declared or became due for payment, if resolved by the JHG board, shall be forfeited.

Variation of Rights

The rights attached to any class of JHG ordinary shares may only be varied either: (i) with the written consent of the holders of three-quarters in nominal value of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of three-quarters of the holders of the shares of that class present and voting (in person or represented by proxy) at a separate general meeting of such holders.

Transfer of Shares

JHG ordinary shares may be held in either certificated or uncertificated form.

The instrument of transfer of a certificated share may be in any usual form or in any other form which the JHG board may approve. The instrument of transfer must be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

The JHG board may refuse to register the transfer of a certificated share unless the instrument of transfer is:

•

lodged at JHG's registered office or another place appointed by the board and accompanied by the certificate and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;

•	is in respect of only one class of shares; and

•	is in favor of not more than four transferees.

If the JHG board refuses to register a transfer of a share in certificated form, it must send the transferee notice of its refusal within two months after the date on which the instrument of transfer was lodged with JHG.

The registration of transfers of shares or any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the JHG board may determine.

Transfers of uncertificated shares may be effected by means of a relevant system.

Forfeiture and Lien

The JHG board may call for any amounts that are unpaid in respect of ordinary shares. If a member fails to pay the amount due within the requisite time period, then, following notice by the JHG directors requiring payment of the unpaid amount with any accrued interest and any expenses incurred, such ordinary share (including all dividends declared and not paid before the forfeiture) may be forfeited by a resolution of the JHG board to that effect.

A member whose ordinary shares have been forfeited will cease to be a member in respect of the ordinary shares, but will remain liable to pay JHG all monies which were payable at the date of forfeiture together with interest. The JHG board may enforce payment without any allowance for the value of the ordinary shares at the time of forfeiture or for any consideration received on their disposal.

An ordinary share forfeited or surrendered becomes the property of JHG and gives JHG the right to sell, re-allot or otherwise dispose of such ordinary shares on such terms and in such manner as the JHG board determines.

JHG has a first and paramount lien on every JHG ordinary share that is not fully paid. The JHG board may waive any lien and may resolve that any share shall be wholly or partly exempt from such a lien.

Liquidation Rights

If JHG is wound up, the directors or the liquidator (as the case may be) may, with the sanction of a special resolution of the shareholders of JHG and any other sanction required by the Jersey Companies Law, divide among the members in specie the whole or any part of the assets of JHG and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The directors or the liquidator may, with the like sanction, vest the whole or any part of the assets in trustees on such trusts for the benefit of the members as they/he with the like sanction shall determine, but no member shall be compelled to accept any assets on which there is a liability.

Alteration of Share Capital

JHG may, by special resolution of its shareholders: increase its share capital; consolidate and sub-divide; convert shares into or from stock; re-denominate any of its shares into another currency or reduce its share capital, capital redemption reserve or share premium account in any way.

Preemptive Rights

JHG shareholders do not have preemptive rights to acquire newly issued JHG ordinary shares.

Applicability of the City Code on Takeovers and Mergers

There are no provisions in the JHG Amended Articles of Association that would have an effect of delaying, deferring or preventing a change in control of the Company. Previously, JHG was subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Takeover Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted and operates principally to ensure that shareholders are treated fairly and are not denied an opportunity to decide on the merits of a takeover. A company will be subject to the City Code if it has its registered office in the United Kingdom, Channel Islands or Isle of Man and either: (i) it has any of its securities admitted to trading on a U.K. regulated market or a U.K. multilateral trading facility or stock exchange in the Channel Islands or Isle of Man; or (ii) it is considered by the Takeover Panel to have its place of central management and control in the United Kingdom, Channel Islands or Isle of Man.

In October 2020, the Takeover Panel confirmed that, based on the circumstances at the time, the City Code applied to the Company as we had our place of central management and control in the United Kingdom, Channel Islands or Isle of Man.

Following a series of changes to our Board of Directors, in February 2023 we consulted the Takeover Panel to seek confirmation as to whether, as a consequence of such changes, the City Code no longer applies to us. Subsequently, the Takeover Panel confirmed that the City Code does not apply to the Company because, as a result of the changes to our board of directors, the Takeover Panel no longer considers us to have our place of central management and control in the United Kingdom, Channel Islands or Isle of Man. As a result, our shareholders are not currently entitled to the benefit of the takeover offer protections provided under the City Code

Listing

JHG ordinary shares are traded on the NYSE under the symbol “JHG.”